Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-151115 ) of VioQuest Pharmaceuticals, Inc. of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated March 31, 2008, on the consolidated financial statements of VioQuest Pharmaceuticals, Inc., as of December 31, 2007 and 2006, and for the years then ended. We also consent to the reference to our firm under the caption “Experts” in the registration statement.

/s/ J.H. Cohn LLP

Roseland, New Jersey
July 18, 2008